Exhibit 10.1

FIRST AMENDMENT TO THE AXONICS, INC. 2018 OMNIBUS INCENTIVE PLAN

WHEREAS, Axonics, Inc., a Delaware corporation (“Company”), established and sponsors the Axonics, Inc. 2018 Omnibus Incentive Plan (the “Plan”);

WHEREAS, the Company and its stockholders previously approved and adopted the Plan, effective on October 18, 2018;

WHEREAS, the Plan reserved for issuance an aggregate of 4,500,000 shares of the Company’s common stock thereunder (the “Shares”);

WHEREAS, the Board of the Directors of the Company (“Board”) desires to amend the Plan to increase the number of Shares available for issuance under the Plan by 2,500,000;

WHEREAS, pursuant to Section 5.2 of the Plan, the Board has the right to amend the Plan at any time, with any such amendment contingent on the approval of the Stockholders of the Company to the extent stated by the Board, required by applicable law, or required by applicable securities exchange listing requirements; and

WHEREAS, in connection with and contingent on the Stockholders approving the amendment to the Plan to increase the number of Shares available for issuance under the Plan, the Board desires to amend the Plan to require a minimum vesting period with respect to all Awards and to prohibit the recycling of shares subject to Awards.

NOW, THEREFORE, pursuant to the power reserved by Section 5.2 of the Plan, the Board hereby amends the Plan as follows (defined terms used herein, but not otherwise defined in this Amendment, shall have the meanings ascribed to them in the Plan), subject to and effective upon approval by the Company’s stockholders at the Annual Meeting of Stockholders on May 25, 2022, of the amendment to increase the number of Shares available for issuance under the Plan:

1.The first sentence of Section 4.1 of the Plan is amended in its entirety to read as follows: “Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall not exceed the sum of (1) 7,000,000 Shares and (2) the number of Shares available for the grant of awards as of the Effective Date under the Prior Plan.”

2.Section 2 of the Plan is amended to add a definition of “Minimum Vesting Requirement” as follows:

“Minimum Vesting Requirement” means the requirement that no Award may vest prior to the first anniversary of the grant date of such Award; provided, however, that Awards with respect to a maximum of five percent (5%) of the total Shares reserved pursuant to Section 4.1 shall not be subject such Minimum Vesting Requirement; provided, further, that such Minimum Vesting Requirement shall not restrict the right of the Board to provide for the acceleration or continued vesting or exercisability of an award upon or after a Change in Control or Separation from Service pursuant to Sections 15.3 and 17.9.”

1.The first sentence of Section 3.1 is amended in its entirety to read as follows: “Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement, or the certificate of incorporation or the bylaws of the Company, the Board shall, in accordance with the Minimum Vesting Requirement, have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations that the Board deems to be necessary or appropriate to the administration of the Plan.”

2.Subsection (4) of Section 3.1 is amended in its entirety to read as follows: “establish the terms of each Award (including the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Shares subject thereto, and any terms that may be necessary to qualify Options as Incentive Stock Options), provided, however, that notwithstanding any other provision of the Plan to the contrary, all Awards granted under the Plan shall be subject to the Minimum Vesting Requirement.”

3.Section 4.2.5 of the Plan is amended in its entirety to read as follows: “To the extent that the Option Price of any Option and/or tax withholding obligations relating to any Award (whether granted under the Plan or the Prior Plan) are satisfied by delivering Shares to the Company (by either actual delivery or by attestation) or by the Company withholding Shares subject to the Award, the number of such Shares so delivered, attested to, or withheld by the Company shall be deemed delivered for purposes of the limits set forth in Section 4.1 and such Shares shall not be available for future Awards. Upon the exercise of a SAR, the total number of Shares subject to such exercise shall reduce the number of Shares available for delivery under the Plan. Shares that are repurchased by the Company with cash proceeds from a Participant’s exercise of an Option shall not increase the number of Shares available for delivery under the Plan.”

4.Section 8.2 of the Plan is amended in its entirety to read as follows:

“Subject to Section 8.3 and any applicable Minimum Vesting Requirement, each Option shall become exercisable at such times and under such terms (including performance requirements) as may be determined by the Board and stated in the Award Agreement.”

IN WITNESS WHEREOF, this Amendment, to the extent stated above, approved by the Company’s stockholders at the May 25, 2022 Annual Meeting of Stockholders, is hereby executed below by a duly authorized officer of the Company on this May 25, 2022.

By:	/s/ Raymond W. Cohen
Name: Raymond W. Cohen
Title: Chief Executive Officer